Table of Contents

EXHIBIT 10.04
SILICON IMAGE, INC.
SUPPLEMENTAL BONUS PLAN FOR FISCAL YEAR 2009

1.	Purpose

The purpose of this Supplemental Bonus Plan For Fiscal Year 2009 (the “Supplemental Bonus Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to promote the achievement of the Company’s financial performance goals for the fiscal year ending December 31, 2009 and the achievement by the Executives and Non-Executives in each of the Company’s functional areas of certain key performance indicators (“KPIs”), for each functional area identified by the Company’s senior management as instrumental to achieving the Company’s performance goals for FY 2009.

This Supplemental Bonus Plan supplements the Company’s Employee Bonus Plan for Fiscal Year 2009 (the “FY 2009 Bonus Plan”) to provide for smaller bonuses and becomes effective only in the event that the Company’s financial performance meets certain targets yet falls short of the level required for bonuses under the FY 2009 Bonus Plan.  Any payments made under this Supplemental Bonus Plan shall offset any payments made under the FY 2009 Bonus Plan.

For example, if full Bonus is paid under this Supplemental Bonus Plan, which is equal to 25% of a Participant’s 100% Bonus under the FY 2009 Bonus Plan, the remaining target percentage under the FY 2009 Bonus Plan shall be 75% (subject to the terms and conditions of the FY 2009 Bonus Plan).

2.	Bonus Pool Establishment and Allocation

 a.                 Subject to the terms and conditions of this Supplemental Bonus Plan, the Company will fund a cash Bonus pool of approximately $1,625,000 (representing 25% of the aggregate amount of the target bonuses of those employees who are expected to be participants in the FY 2009 Bonus Plan) on December 31, 2009 (the “Bonus Pool Funding Date”) if:

•
Actual revenue[3] for the annual period ending December 31, 2009 (“Actual Revenue”) equals or exceeds 100% of the Supplemental Bonus Plan revenue (“Plan Revenue”) target approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company; and

•
Operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets and such other extraordinary items as may be determined by the Committee (“Non-GAAP Operating Income”) for the annual period ending December 31, 2009 is positive for the 2009 fiscal year.  The determination as to whether Non-GAAP Operating Income equals or exceeds Supplemental Bonus Plan Non-GAAP Operating Income shall be made after taking into account the compensation expense associated with the establishment of the cash Bonus pool..

1 “Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

2 “Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

3 Represents the Company’s total product, development, licensing and royalty revenues for fiscal year 2009 as reported in the Company’s financial statements.

•
Notwithstanding the foregoing financial targets set forth in (a) above, the actual amount of the cash Bonus pool on the Bonus Pool Funding Date shall be a function of (i) the Company’s financial performance with respect to actual revenue and Non-GAAP Operating Income, (ii) the actual Participants participating in this Supplemental Bonus Plan as of the Bonus Pool Funding Date and such Participants’ target Bonuses and (iii) the achievement by Participants of their KPIs.

b.
The Committee has exclusive authority to determine the amount of each Participant’s target bonus and the actual amount payable to each Participant, and may amend or terminate the Bonus Plan at any time, as allowed by law.  The amounts of bonuses, if any, allocable to individual executive employees will be determined by the Committee in its sole discretion. The amounts of bonuses, if any, allocable to individual non-executive employees will be determined by the Registrant’s management and submitted to the Committee for approval. The amounts of individual bonuses may be less than, equal to or greater than target bonus levels for the individual’s employee level.

c.
In the event the Company achieves the revenue and Non-GAAP Operating Income metrics set forth herein, then Participants shall be eligible to receive up to twenty-five percent (25%) of their target bonus as established under the FY 2009 Bonus Plan; provided, however, that the actual Bonus under this Supplemental Bonus Plan payable to a Participant will be a function of the performance of the Participant’s functional area against its KPIs.  For example, if a Participant’s functional area achieves one hundred percent (100%) of its KPIs, then such Participant shall be eligible to receive 25% of such Participant’s target bonus under the FY 2009 Bonus Plan; and if such Participant’s functional area achieves 80% of its KPIs, then such Participant shall be eligible to receive 20% (80% achievement of KPIs x 25% of target bonus) of such Participant’s target bonus under the FY 2009 Bonus Plan.

d.	.	If the Company fails to achieve the revenue and Non-GAAP Operating Income metrics described herein, then no bonuses under this Supplemental Bonus Plan shall be paid.

3.           Payment

Bonuses under this Supplemental Bonus Plan, if any, will be distributed as soon as reasonably practicable following determination of the amounts of the Bonus pool and the amounts applicable to Participants provided, however, that distribution of the Bonus pool funded on December 31, 2009, if any, shall in no event occur after March 15, 2010.  Participants must be employed by the Company as employees at the time of computation and distribution in order to be eligible to receive payment of Bonuses, if any, unless otherwise determined by the Committee.  In addition, Participants must complete all mandatory training(s) within the time noted in the notice to employees to be eligible to receive payment of a Bonus.  The Committee may impose additional eligibility requirements on payment of any Bonuses in its sole discretion.  It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.

4.           Full Force and Effect of FY 2009 Bonus Plan

Except as provided above, all other terms and conditions of the FY 2009 Bonus Plan shall remain in full force and effect during the term of this Supplemental Bonus Plan.  In the event of a conflict between the terms and conditions of this Supplemental Bonus Plan and the FY 2009 Bonus Plan, this Supplemental Bonus Plan shall supersede the FY 2009 Bonus Plan to the extent of such conflict.